UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Spirit Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

JetBlue Airways Corporation

Sundown Acquisition Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by JetBlue Airways Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934, as amended

Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: June 6, 2022

The following is a press release issued by JetBlue Airways Corporation (“JetBlue”) on June 6, 2022, in connection with the revised offer letter submitted by JetBlue to the board of directors of Spirit Airlines, Inc. (“Spirit”) on June 6, 2022.

PRESS RELEASE

JetBlue Submits Improved Superior Proposal to Acquire Spirit

JetBlue’s improved proposal offers Spirit’s stockholders demonstrably superior value, greater certainty, and prepayment of $1.50 per share of the cash consideration

JetBlue issues letter to Spirit Board urging them to negotiate in good faith to provide Spirit stockholders with the most attractive value creating opportunity available to them

NEW YORK (June 6, 2022) – JetBlue (NASDAQ: JBLU) today announced that it has submitted an improved proposal to the Board of Directors of Spirit (NYSE: SAVE) to acquire all of the outstanding common stock of Spirit. JetBlue’s proposal is a further update to its previous proposals, and offers Spirit stockholders demonstrably superior value, more regulatory protections, and the prepayment of a portion of cash consideration:

•

Enhanced reverse break-up fee: JetBlue would provide a $350 million ($3.20 per Spirit share1) reverse break-up fee, payable to Spirit in the unlikely event the transaction is not consummated for antitrust reasons. This represents an increase of $150 million, or $1.37 per Spirit share, to the reverse break-up fee JetBlue has previously offered to pay, and is $100 million greater than the amount being offer by Frontier.

•

Accelerated prepayment of $1.50 per share: JetBlue would prepay $1.50 per share in cash (approximately $164 million) of the reverse break-up fee, structured as a cash dividend to Spirit stockholders promptly following the Spirit stockholder vote approving the combination between Spirit and JetBlue[2].

•

Superior, all-cash premium: JetBlue’s proposal offers Spirit stockholders aggregate consideration of $31.50 per share in cash, comprised of $30 per share in cash at the closing of the transaction and the prepayment of $1.50 per share of the reverse break-up fee.

JetBlue has sent a letter to the Board of Directors of Spirit containing its improved proposal. In the letter, JetBlue CEO Robin Hayes states:

“Combining JetBlue and Spirit would create a true national competitor to the dominant legacy carriers, delivering low fares and a great experience for more customers, more opportunities and good paying jobs for crew members, and more value for stockholders. The key features of our Improved Proposal – the up-front cash payment and increased reverse break-up fee – reflect the seriousness of our commitment and underscore our confidence in completing this transaction. Additionally, given the similar regulatory risks of the two transactions and the increased reverse break-up fee we are prepared to provide, we believe our Improved Proposal remains a Superior Proposal by any measure.”

[1]	Assumes fully diluted shares outstanding of approximately 109.5 million per Spirit’s Management.
[2]	Subject to any CARES Act limitations.

PRESS RELEASE

The full letter follows:

June 6, 2022

Dear Board of Directors:

On behalf of JetBlue Airways Corporation (“JetBlue”), we are submitting a further update to our previous proposals, dated March 29, 2022, and April 29, 2022, to acquire all of the outstanding common stock of Spirit Airlines, Inc. (“Spirit” and this letter, our “Improved Proposal”).

We remain fully committed to acquiring Spirit. After listening to your stockholders and reaffirming with our Board the significant benefits to all stakeholders of combining JetBlue and Spirit, we are pleased to submit this Improved Proposal, which we believe Spirit stockholders will welcome. We urge you to consider our Improved Proposal, which you are permitted to do under the Frontier Agreement3 and are required to do in the exercise of your fiduciary duties, and negotiate with us in good faith to reach a consensual transaction.

Terms of Improved Proposal

Our Improved Proposal offers Spirit stockholders:

•	An enhanced reverse break-up fee of $350 million, or $3.20 per Spirit share[4], payable to Spirit in the unlikely event the transaction is not consummated for antitrust reasons, representing:

•	An increase of $150 million, or $1.37 per Spirit share, to the reverse break-up fee JetBlue previously offered to pay; and

•	Approximately 15% of Spirit’s unaffected share price[5], and approximately 78% of the original premium offered by Frontier[6].

•

A prepayment of a portion of the reverse break-up fee in the amount of $1.50 per share in cash, payable to Spirit stockholders promptly following the Spirit stockholder vote approving the combination between Spirit and JetBlue.

•

The prepayment would be structured as a cash dividend[7] to Spirit stockholders of $1.50 per share (approximately $164 million), representing a portion of our revised $3.20 per share reverse break-up fee, fully-funded by JetBlue to Spirit, that would not be reimbursable if the transaction is terminated for antitrust reasons.

•

In the unlikely event the reverse break-up fee is payable, the upfront special dividend would reduce the amount to be paid to Spirit at the time of the termination of the merger agreement to approximately $186 million ($1.70 per share).

•

In a negotiated transaction Spirit stockholders would receive total aggregate consideration of $31.50 per share in cash, comprised of $30 per share in cash at the closing of the transaction and the prepayment of $1.50 per share in cash of the reverse break-up fee

[3]	The Agreement and Plan of Merger, dated as of February 5, 2022, as amended (the “Frontier Agreement”), among Top Gun Acquisition Corp., Frontier Group Holdings Inc. (“Frontier”) and Spirit.
[4]	Assumes fully diluted shares outstanding of approximately 109.5 million per Spirit’s Management.
[5]	Represents percentage of Spirit’s $21.73 closing share price as of February 4, 2022.
[6]	Represents percentage of the $4.10 premium between the $25.83 implied value of Frontier transaction and Spirit’s $21.73 closing share price as of February 4, 2022.
[7]	Subject to any CARES Act limitations.

PRESS RELEASE

When compared to the inferior Frontier transaction, our Improved Proposal offers:

•

More value and more certainty for Spirit stockholders with our all-cash offer. JetBlue offers Spirit stockholders aggregate consideration of $31.50 per share in cash, representing a 51% premium to the value of the Frontier transaction as of June 3, 2022[8], a 52% premium to Spirit’s latest closing price[9], and a 45% premium to Spirit’s unaffected share price[10].

•

More value upfront. Our $1.50 per share prepayment of a portion of the reverse break-up fee, payable promptly following Spirit stockholder approval of our transaction[11], allows Spirit stockholders to receive some cash sooner, irrespective of the ultimate outcome of the transaction.

•	More regulatory protections through our significant divestiture commitments and a $350 million reverse break-up fee, $100 million greater than the amount being offered by Frontier.

Combining JetBlue and Spirit would create a true national competitor to the dominant legacy carriers, delivering low fares and a great experience for more customers, more opportunities and good paying jobs for Crewmembers and Team Members, and more value for stockholders. The key features of our Improved Proposal – the up-front cash payment and increased reverse break-up fee – are not an illusion. This offer reflects the seriousness of our commitment and underscores our confidence in completing this transaction. Additionally, given the similar regulatory risks of the two transactions and the increased reverse break-up fee we are prepared to provide, we believe our Improved Proposal remains a Superior Proposal by any measure.

The amended terms of your merger agreement with Frontier are yet further evidence that your stockholders would have benefited had you engaged with us with in good faith at the outset. Clearly, Frontier only agreed to provide a reverse break-up fee and divestiture commitments because it was clear that your stockholders were going to vote down the inferior Frontier transaction. The addition of a reverse break-up fee one week before your stockholder vote is an acknowledgement that the regulatory profiles and likely timelines of both deals are in fact similar, something that both experts and many Spirit stockholders agree on by now.

Our Improved Proposal represents a compelling opportunity for your stockholders to receive a significant premium in cash, with greater value and certainty, and a higher reverse break-up fee than the inferior transaction with Frontier.

Accepting our Improved Proposal is in the best interests of your stockholders, and we urge you to immediately engage with us in good faith to finalize definitive documentation with JetBlue reflecting the terms of our Improved Proposal.

[8]	Represents premium over $20.89 implied value of Frontier transaction as of June 3, 2022.
[9]	Represents premium over Spirit’s $20.74 closing share price on June 3, 2022.
[10]	Represents premium over Spirit’s $21.73 closing share price on February 4, 2022.
[11]	Subject to any CARES Act limitations.

PRESS RELEASE

We look forward to hearing from you soon.

Sincerely,

Robin Hayes

Chief Executive Officer

###

Advisors

Goldman Sachs & Co. LLC is serving as JetBlue’s financial advisor and Shearman & Sterling LLP is serving as JetBlue’s legal advisor.

Forward Looking Statements

Statements in this press release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, those listed in our U.S. Securities and Exchange Commission (“SEC”) filings, matters of which we may not be aware, the coronavirus pandemic including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the outcome of any discussions between JetBlue Airways Corporation (“JetBlue”) and Spirit Airlines, Inc. (“Spirit”) with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, our expectation as to the likelihood of receipt of antitrust approvals, JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction, the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur. Our forward-looking statements included in this press release speak only as of the date the statements were written or recorded. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Important Information and Where to Find It

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Spirit or any other securities. JetBlue and its wholly-owned subsidiary, Sundown Acquisition Corp., have commenced a tender offer for all outstanding shares of common stock of Spirit and have filed with the SEC a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), as may be amended. These documents contain important information, including the terms and conditions of the tender offer, and stockholders of Spirit are advised to carefully read these documents before making any decision with respect to the tender offer.

Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at https://www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

JetBlue has filed a definitive proxy statement on Schedule 14A with the SEC (“Definitive Proxy Statement”) and the accompanying BLUE proxy card on May 26, 2022, to be used to solicit proxies in opposition to the proposed business combination between Spirit and Frontier Group Holdings, Inc. (“Frontier”) and the other proposals to be voted on by Spirit stockholders at the special meeting of the stockholders of Spirit to be held on June 10, 2022. This press release is not a substitute for the Definitive Proxy Statement or any other document JetBlue, Spirit or Frontier may file with the SEC in connection with the proposed transaction.

PRESS RELEASE

STOCKHOLDERS OF SPIRIT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY MATERIALS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the Definitive Proxy Statement and other documents filed by JetBlue at the SEC’s web site at https://www.sec.gov or by contacting the information agent for the proxy solicitation, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

Participants in the Solicitation

JetBlue and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Spirit common stock. Additional information regarding the participants in the proxy solicitation is contained in the Definitive Proxy Statement.

About JetBlue

JetBlue is New York’s Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue carries customers across the United States, Caribbean and Latin America and London. For more information, visit jetblue.com.

Contacts

JetBlue Corporate Communications

Tel: +1.718.709.3089

corpcomm@jetblue.com

JetBlue Investor Relations

Tel: +1 718 709 2202

ir@jetblue.com